UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2013

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 East Middlefield Road Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 5, 2013, the U.S. District Court for the Northern District of California granted final approval of a settlement of the consolidated securities class-action lawsuit related to the restatement of Hansen Medical, Inc.’s financial statements that was first announced in October 2009. The court had previously granted preliminary approval of the settlement on July 25, 2013, as disclosed by Hansen Medical, Inc. (“Hansen”) on a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 29, 2013.

As previously disclosed in Hansen’s Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed with the SEC on May 10, 2013, the settlement agreement provides that the plaintiffs receive an aggregate of $8.5 million, composed of (i) $4 million in cash from Hansen’s insurers and other sources, (ii) $4.25 million worth of Hansen’s common stock, and (iii) $250,000 in cash from Hansen.

The total number of shares of Hansen’s common stock to be issued in connection with the settlement will be 2,298,539 shares, as determined by the average closing price of Hansen’s common stock for the 10 trading days preceding final court approval of the settlement, which average was $1.8490 per share. The shares will be issued by Hansen by December 19, 2013 and may be sold without respect to any volume limitations.

In connection with the final court approval of the settlement, all defendants, including Hansen, received a full and complete release of all claims in the previously disclosed securities class action. Hansen makes reference to its Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed with the SEC on May 10, 2013, which disclosed that the shares are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) of such Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: December 11, 2013	/s/ Peter J. Mariani
Peter J. Mariani Chief Financial Officer